Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Ocean Power Technologies, Inc. on Form S-1(No. 333-217209, No. 333-213519, No. 333-226820, No. 333-230199, No. 333-234320, No. 333-235995, No. 333-239130, and No. 333-248911), on Form S-8 (No. 333-208522, No. 333-214316, No. 333-224436 and No. 333-232755) and From S-3 (No. 333-221867 and No. 333-250824) of our report dated July 13, 2022, on our audits of the consolidated financial statements as of April 30, 2022 and 2021 and for the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 13, 2022